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                          CORPORATE SERVICES AGREEMENT

     This Agreement is made this 16th day of October, 1996, by and between Value City Department Stores, Inc. ("VCS") and Schottenstein Stores Corporation ("SSC"). All sections of the previous Agreement dated September 27, 1995 are replaced by this Agreement.

     1. RECITALS.

          A. Pursuant to an agreement dated June, 1991 (the "Exchange Agreement"), SSC has agreed to transfer to VCS substantially all of the business, properties and assets formerly constituting the Department Store Division of SSC (the "Department Store Division"), and the employees of the Department Store Division will become employees of VCS.

          B. Prior to the transfer of the business, properties and assets of the Department Store Division to VCS, employees of the Department Store Division have provided services to other divisions of SSC, and employees of other divisions of SSC provided services to the Department Store Division.

          C. VCS and SSC desire to provide for the continued sharing of services as set forth in this Agreement.

     2. EXECUTIVE COMPENSATION. Certain executives work for VCS and SSC and are paid by SSC. VCS shall reimburse SSC for a percentage of the executives' salaries. That percentage will be based on the number of hours the executive spends on VCS business versus the executive's total hours worked, such payments to be made in monthly installments.

     3. INTERNAL LEGAL ADVICE. The in-house legal staff of SSC shall be available to VCS for consultation and advice and for the performance of such legal services as VCS shall reasonably request. VCS shall pay to SSC a percentage of the payroll and related costs of such legal services equal to the percentage of time the professional staff spends on VCS legal work versus total professional staff hours available, such payments to be made in monthly installments.

     4. PENSION AND BENEFIT PLAN ADMINISTRATION. The Department Store Division has provided administrative services, and VCS will continue to provide administrative services, with respect to the SSC Benefit Plans (as defined in the Exchange Agreement). SSC shall pay VCS for such services during each fiscal year a percentage of the payroll and related cost to VCS of such services equal to the percentage of the total number of participants in such plans represented by the number of employees of SSC who are participants in such plans at the end of the preceding fiscal year, such payment to be made in monthly installments.

     5. INSURANCE AND RISK MANAGEMENT. SSC has maintained and shall continue to maintain liability insurance coverage (through policies of insurance and the establishment of appropriate reserves) equivalent to "first dollar" coverage with respect to personal injury, property damage and other claims of third parties and with respect to self-insured workers' compensation claims (the "Insurance Program"). SSC shall continue to maintain and administer and to make available the Insurance Program for the benefit and coverage of VCS. For continued coverage under the Insurance Program, VCS shall pay to SSC an annual fee calculated on the same basis as the calculation of the cost of participation by the Department Store Division in the Insurance Program, to wit: the fee for liability coverage shall be a rate, expressed in dollars, per $1,000 of projected annual sales, based upon the estimated cost of claims, claims administration,


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reserves to cover self-insured claims and premiums charged by insurance carriers for coverage beyond the self-insured amount. The fee shall be subject to adjustment on the basis of loss experience. The fee for workers' compensation coverage shall be a rate, expressed in dollars, per $100 of payroll, based upon projected payroll and projected expenses for compensation, medical bills paid, excess coverage, employer's liability coverage, claims administrator's fees, legal fees and administrative costs, adjusted on the basis of actual payroll, experienced costs, and required reserves at the end of each year.

         SSC will also administer other coverages; e.g., automobile, property insurance, boiler & machinery, and crime coverages for which VCS will pay premiums, administrative fees and other charges which SSC may be required to pay. SSC will provide Safety Consultant services as necessary to VCS which are included as administrative fees, except for outside consultation services engaged specifically.

         6. STORE PLANNING, DESIGN AND CONSTRUCTION. VCS will provide, upon request from SSC, store planning, design and construction services. SSC shall reimburse VCS for the payroll and related cost of VCS employees providing such services on the basis of the number of hours spent by such employees or projects performed by such employees during each fiscal year and the cost to VCS of materials supplied.

              Periodically SSC Construction Division, upon request from VCS, will coordinate construction projects for VCS. VCS will reimburse SSC an amount equal to 2% of the general contractors original contract cost plus 2% of the costs from Hanover Signs to cover payroll and other expenses of the SSC Construction Division related to VCS's projects. SSC travel expenditures specifically for VCS projects will also be reimbursed if properly identified.

         7. ADVERTISING. SSC shall make available to VCS, upon request, the person or persons employed by SSC as announcers or in other aspects of the production of radio and television commercials. VCS and SSC shall share equally the total payroll and related cost of the SSC employees available to provide such services.

         8. CREDIT UNION ADMINISTRATION. SSC has provided and intends to continue to make available to its employees the Schottenstein Associates' Federal Credit Union (the "Credit Union"). The Credit Union has been available to employees of the Department Store Division, and VCS and SSC intend that the Credit Union shall continue to be available to employees of VCS. The Department Store Division has provided, and VCS shall continue to provide administrative services in connection with the operation of the Credit Union, including the keeping of membership lists, the processing of loan applications, and the making and servicing of loans. SSC shall pay VCS for such services that percentage of the payroll cost to VCS of VCS employees providing such services equal to the percentage of the total number of VCS and SSC employees who are members of the Credit Union represented by the total number of employees of SSC who are members of the Credit Union at the end of the preceding fiscal year, such payment to be made in monthly installments.

         9. SAFETY INSPECTION AND MAINTENANCE. Employees of SSC will perform safety and fire protection inspections and related maintenance of stores operated by VCS. VCS shall reimburse SSC for the payroll and related costs of SSC employees engaged to perform such inspections and maintenance on the basis of the number of hours spent by such employees or projects performed by such employees during each fiscal year. Charges are to be made monthly.


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         10. IMPORTING - SSC handles all of the paperwork related to VCS importing of merchandise to insure all import regulations are followed and proper duties are paid. For these services, SSC charges VCS 1% of the first cost of the imported merchandise.

         11. BUYING - SSC for VCS. One buyer employed by SSC has provided buying services for the Department Store Division, and shall continue to be available to provide such services for VCS. Purchases by this buyer shall be made for the account of VCS, and VCS shall pay to SSC a charge equal to $5,500 per month for all purchases made by this buyer for VCS. All purchases made by this buyer shall be subject to the approval of VCS.

         12. ADDITIONAL SERVICES; DISCONTINUATION OF SERVICES. The parties recognize that circumstances may change during the course of their relationship, that the provision of services not contemplated by this Agreement for either party by the other may prove to be desirable and beneficial, and that services contemplated by this Agreement may no longer be required. The parties therefore agree that, should additional services be desired, they will negotiate in good faith with each other the nature of those services and the payment to be made therefor, to the end that the provision of such services by the party providing them shall not be unduly burdensome and the payment to be made for such services shall not be unfair to the party receiving them. Should services provided pursuant to this Agreement be determined to be unnecessary or undesirable, the parties, by mutual agreement, may discontinue them by appropriate amendment to this Agreement. Should additional services be deemed desirable, the parties shall likewise amend this Agreement to specify such services and the payment to be made therefor.

         13. ANNUAL REVIEW. The services performed by SSC for VCS and by VCS for SSC pursuant to this Agreement and the cost thereof shall be subject to review not later than 90 days following the end of each fiscal year of VCS by the members of the Audit committee of the Board of Directors of VCS. This Agreement may be terminated by VCS if the members of the Audit Committee shall find its operation to be unduly burdensome or to result in disproportionate expense to VCS.

         14. EFFECTIVE DATE. This Agreement is effective as of the beginning of the fiscal year.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers, thereunto duly authorized, as of the date first above written.

                                            SCHOTTENSTEIN STORES CORPORATION

                                            By:
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                                            VALUE CITY DEPARTMENT STORES, INC.

                                            By:
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* Changed since last update

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